UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2011

MHI HOSPITALITY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32379	20-1531029
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b), (c) and (e)

Employment Agreements

(i) On January 17, 2011, the Board of Directors of MHI Hospitality Corporation (the “Company”), as recommended by the Company’s Nominating, Corporate Governance and Compensation Committee (the “Compensation Committee”), approved a new employment agreement, effective as of January 1, 2011, between the Company and Mr. David R. Folsom, as President and Chief Operating Officer of the Company (the “Folsom Employment Agreement”).

The Folsom Employment Agreement has an initial term ending on December 31, 2015. Thereafter, the term of the Folsom Employment Agreement will be extended for an additional year, on each anniversary of the commencement date of the Folsom Employment Agreement, unless either party gives one hundred eighty (180) days prior written notice that the term will not be extended.

The Folsom Employment Agreement provides for annual salary and possible additional compensation in the form of a cash bonus and restricted stock awards. Specifically, as compensation, Mr. Folsom will receive a salary of $218,758 for the 12-month period ending December 31, 2011, subject to adjustment in subsequent years. In addition, pursuant to the Folsom Employment Agreement, Mr. Folsom is also entitled, among other things, to receive:

(1) An annual cash performance bonus in an amount between 20% and 30% of salary for that calendar year, based upon the attainment of quantitative performance goals set forth in a performance plan established by the Compensation Committee by January 31 of each year; and

(2) Customary benefits, including a term life insurance policy of $1 million and disability insurance in an amount so that Mr. Folsom will receive the same monthly payments as made under the Folsom Employment Agreement at the time of any event causing his disability.

In addition, Mr. Folsom will be entitled to receive benefits under the Folsom Employment Agreement if the Company terminates his employment without cause or the executive resigns with good reason or if there is a change in control of the Company during the term of the agreement. Under these scenarios, Mr. Folsom is entitled to receive the following:

•	any accrued but unpaid salary and bonuses;

•	vesting of any previously issued stock options or restricted stock;

•

payment of the executive’s life, health and disability insurance coverage for a period of five (5) years following termination (provided, however, that such right terminates if the executive accepts other employment that would reasonably be expected to provide such insurance);

•	any unreimbursed expenses; and

•

a severance payment equal to three (3) times Mr. Folsom’s combined salary and actual bonus compensation for the preceding fiscal year will be paid within five (5) days of the executive officer’s last day of employment.

A copy of the Folsom Employment Agreement is attached hereto as Exhibit 10.2A and is incorporated herein by reference as though it were fully set forth herein. The foregoing summary description of the Folsom Employment Agreement is not intended to be complete and is qualified in its entirety by the complete text of the Folsom Employment Agreement.

(ii) On January 17, 2011, the Board of Directors of the Company, as recommended by the Compensation Committee, also approved a first amendment to the employment agreement, effective as of January 1, 2011, between the Company and Mr. Andrew M. Sims, Chief Executive Officer of the Company (the “Sims Amendment”).

The Sims Amendment eliminates the title of President of the Company from Mr. Sims’ job description as stated therein and the parties agreed that such deletion does not equate to a material diminution of the executive’s responsibilities, authority or title. The Sims Amendment does not include any further material revisions or amendments, and as such, the remainder of Mr. Sims’ employment agreement dated as of January 1, 2010, (the “Sims Employment Agreement”) remains in full force and effect without change, amendment, modification or waiver. The Company filed a copy of the Sims Employment Agreement as Exhibit 10.2A to its Form 8-K, which was filed with the Securities and Exchange Commission on February 5, 2010.

A copy of the Sims Amendment is attached hereto as Exhibit 10.3A and is incorporated herein by reference as though it were fully set forth herein. The foregoing summary description of the Sims Amendment is not intended to be complete and is qualified in its entirety by the complete text of the Sims Amendment.

Item 7.01	Regulation FD Disclosure

On January 19, 2011, the Company issued a press release announcing the appointment of David R. Folsom to President. A copy of the press release is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.2A	Employment Agreement between MHI Hospitality Corporation and David R. Folsom

10.3A	First Amendment to Employment Agreement between MHI Hospitality Corporation and Andrew M. Sims

99.1	Press Release by MHI Hospitality Corporation, dated January 19, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2011

MHI HOSPITALITY CORPORATION

By: /s/ Andrew M. Sims
Name:	Andrew M. Sims
Title:	Chief Executive Officer

Exhibit List

10.2A	Employment Agreement between MHI Hospitality Corporation and David R. Folsom

10.3A	First Amendment to Employment Agreement between MHI Hospitality Corporation and Andrew M. Sims

99.1	Press Release by MHI Hospitality Corporation, dated January 19, 2011